Exhibit 99.1

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS FIRST-QUARTER 2013 FINANCIAL RESULTS

Loan Originations Up, Delinquency Rates Down

FFELP Sales, Share Repurchases Contribute to Earnings Per Share

Common Stock Dividends Increase

NEWARK, Del., April 17, 2013 — Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today released first-quarter 2013 financial results that include increased year-over-year private education loan originations and decreased delinquency rates. Also during the quarter, the company realized gains from its first sale of a residual interest in a federal loan securitization trust, increased its quarterly common stock dividend and continued common share repurchases.

“Our recent results are good and about as expected with no surprises,” said Albert L. Lord, vice chairman and CEO. “I am optimistic about our prospective credit costs, though we will watch the next several months with some caution. While the economy and employment levels are still uncertain, capital markets liquidity has improved and enabled some important balance sheet structuring in the quarter. We will remain active market participants.”

For the first-quarter 2013, GAAP net income was $346 million ($0.74 diluted earnings per share), compared with $112 million ($0.21 diluted earnings per share) for the year-ago quarter.

Core earnings for the quarter were $283 million ($0.61 diluted earnings per share), compared with $284 million ($0.55 diluted earnings per share) for the year-ago quarter.

The first-quarter 2013 core diluted earnings per share increase includes a $55 million gain from the sale of the residual interest in a FFELP loan securitization trust, a $12 million decline in the provision for loan losses and a decline in the number of common shares outstanding which more than offset lower net interest income before provision for loan losses of $57 million and lower debt repurchase gains of $8 million. The company will continue to service the student loans in the trust that was sold.

Sallie Mae provides core basis earnings because management makes its financial decisions on such measures. The changes in GAAP net income are driven by the same core earnings items discussed above as well as changes in mark-to-market unrealized gains and losses on derivative contracts and amortization and impairment of goodwill and intangible assets that are recognized in GAAP, but not in core earnings results. First-quarter 2013 GAAP results included a $110 million gain from derivative accounting treatment that is excluded from core earnings results. In the year-ago period, these amounts were losses of $264 million.

Consumer Lending

In the consumer lending segment, Sallie Mae originates, finances and services private education loans.

Quarterly core earnings were $88 million compared with core earnings of $84 million in the year-ago quarter.

First-quarter 2013 private education loan portfolio results vs. first-quarter 2012 included:

•	Loan originations of $1.4 billion, up 22 percent.

•	Delinquencies of 90 days or more of 3.9 percent of loans in repayment, down from 4.4 percent.

•	Loans in forbearance of 3.4 percent of loans in repayment and forbearance, down from 4.3 percent.

•	Annualized charge-off rate of 3.0 percent of average loans in repayment for both the current and year-ago quarters.

•	Provision for private education loan losses of $225 million, down from $235 million.

•	Core net interest margin, before loan loss provision, of 4.15 percent, down from 4.26 percent.

•	The portfolio balance, net of loan loss allowance, totaled $37 billion, a $733 million increase over the year-ago quarter.

Business Services

Sallie Mae’s business services segment includes fees from servicing, collections and college savings businesses.

Business services core earnings were $124 million in first-quarter 2013, compared with $137 million in the year-ago quarter. The decrease is primarily due to the lower balance of FFELP loans serviced by Sallie Mae.

Federally Guaranteed Student Loans (FFELP)

This segment represents earnings from Sallie Mae’s amortizing portfolio of FFELP loans.

Core earnings for the segment were $104 million in first-quarter 2013, compared with the year-ago quarter’s $80 million. The increase was the result of a $55 million gain from the sale of the residual interest in a FFELP loan securitization trust, which more than offset the decline in net interest income from the amortizing FFELP portfolio.

At March 31, 2013, the company held $119 billion of FFELP loans compared with $136 billion at March 31, 2012.

Operating Expenses

First-quarter 2013 operating expenses were $270 million compared with $262 million in the year-ago quarter. Excluding the result of a non-recurring $8 million pension termination gain in first-quarter 2012, operating expenses were unchanged.

Funding and Liquidity

During first-quarter 2013, the company issued $1.2 billion in FFELP asset-backed securities (ABS), $1.4 billion in private education loan ABS and $1.5 billion of unsecured bonds.

Total debt repurchases were $927 million in first-quarter 2013 compared with $204 million in first-quarter 2012.

Sallie Mae continues to issue FFELP ABS primarily as a means to finance the redemption of FFELP loans financed in the U.S. Department of Education’s conduit program. The company still expects to redeem all of these loans prior to the conduit program’s Jan. 19, 2014, maturity date.

Shareholder Distributions

In first-quarter 2013, Sallie Mae paid a common stock dividend of $0.15 per share, up from $0.125 per share in the prior quarter.

For the first-quarter 2013, Sallie Mae repurchased 10 million shares of common stock for $199 million. The shares were repurchased under the company’s February 2013 share repurchase program that authorizes up to $400 million of share repurchases.

Guidance

The company expects 2013 results to be as follows:

•	Full-year 2013 private education loan originations of at least $4 billion.

•	Fully diluted 2013 core earnings per share of $2.49 inclusive of the contributions from the two FFELP loan securitization trust residual sales that have occurred in 2013.

***

Sallie Mae reports financial results on a GAAP basis and also provides certain core earnings performance measures. The difference between the company’s core earnings and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts and the goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but not in core earnings results. The company provides core earnings measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. In addition, the company’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “Core Earnings — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings. Given the significant variability of valuations of derivative instruments on expected GAAP net income, the company does not provide a GAAP equivalent for its core earnings per share guidance.

Definitions for capitalized terms in this document can be found in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2012 (filed with the SEC on Feb. 26, 2013). Certain reclassifications have been made to the balances as of and for the three months ended March 31, 2012, to be consistent with classifications adopted for 2013, and had no effect on net income, total assets or total liabilities.

***

The company will host an earnings conference call tomorrow, April 18, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial 877-356-5689 (USA and Canada) or dial 706-679-0623 (international) and use access code 23719299 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call via the company’s website will be available approximately two hours after the call’s conclusion. A telephone replay may be accessed approximately two hours after the call’s conclusion through May 2, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 23719299.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments, and other details, may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2012; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on its business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

***

Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Celebrating 40 years of making a difference, Sallie Mae continues to turn education dreams into reality for American families, today serving 25 million customers. With products and services that include 529 college savings plans, Upromise rewards, scholarship search and planning tools, education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

###

Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@SallieMae.com Martha Holler, 302-283-4036, martha.holler@SallieMae.com
Investors:	Joe Fisher, 302-283-4075, joe.fisher@SallieMae.com Steven McGarry, 302-283-4074, steven.j.mcgarry@SallieMae.com

# # #

Selected Financial Information and Ratios

(Unaudited)

	Quarters Ended
(In millions, except per share data)	March 31, 2013	December 31, 2012	March 31, 2012

GAAP Basis
Net income attributable to SLM Corporation	$346	$348	$112
Diluted earnings per common share attributable to SLM Corporation	$.74	$.74	$.21
Weighted average shares used to compute diluted earnings per share	458	463	510
Return on assets	.82%	.79%	.24%

“Core Earnings” Basis(1)
“Core Earnings” attributable to SLM Corporation	$283	$257	$284
“Core Earnings” diluted earnings per common share attributable to SLM Corporation	$.61	$.55	$.55
Weighted average shares used to compute diluted earnings per share	458	463	510
“Core Earnings” return on assets	.67%	.58%	.62%

Other Operating Statistics
Ending FFELP Loans, net	$119,195	$125,612	$135,934
Ending Private Education Loans, net	37,465	36,934	36,732

Ending total student loans, net	$156,660	$162,546	$172,666

Average student loans	$160,261	$164,800	$174,942

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

Results of Operations

We present the results of operations below on a consolidated basis in accordance with GAAP. The presentation of our results on a segment basis is not in accordance with GAAP. We have four business segments: Consumer Lending, Business Services, FFELP Loans and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				March 31, 2013 vs. December 31, 2012		March 31, 2013 vs. March 31, 2012
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	March 31, 2013	December 31, 2012	March 31, 2012	$	%	$	%
Interest income:
FFELP Loans	$735	$792	$842	$(57)	(7)%	$(107)	(13)%
Private Education Loans	623	625	625	(2)	—	(2)	—
Other loans	3	4	5	(1)	(25)	(2)	(40)
Cash and investments	5	5	5	—	—	—	—

Total interest income	1,366	1,426	1,477	(60)	(4)	(111)	(8)
Total interest expense	571	594	666	(23)	(4)	(95)	(14)

Net interest income	795	832	811	(37)	(4)	(16)	(2)
Less: provisions for loan losses	241	314	253	(73)	(23)	(12)	(5)

Net interest income after provisions for loan losses	554	518	558	36	7	(4)	(1)
Other income (loss):
Losses on derivative and hedging activities, net	(31)	(28)	(372)	(3)	11	341	(92)
Servicing revenue	96	92	97	4	4	(1)	(1)
Contingency revenue	99	95	90	4	4	9	10
Gains on debt repurchases	23	43	37	(20)	(47)	(14)	(38)
Other income	90	52	40	38	73	50	125

Total other income (loss)	277	254	(108)	23	9	385	356
Expenses:
Operating expenses	270	252	262	18	7	8	3
Goodwill and acquired intangible assets impairment and amortization expense	4	14	5	(10)	(71)	(1)	(20)
Restructuring expenses	—	2	5	(2)	(100)	(5)	(100)

Total expenses	274	268	272	6	2	2	1

Income before income tax expense	557	504	178	53	11	379	213
Income tax expense	211	156	67	55	35	144	215

Net income	346	348	111	(2)	(1)	235	212
Less: net loss attributable to noncontrolling interest	—	—	(1)	—	—	1	(100)

Net income attributable to SLM Corporation	346	348	112	(2)	(1)	234	209
Preferred stock dividends	5	5	5	—	—	—	—

Net income attributable to SLM Corporation common stock	$341	$343	$107	$(2)	(1)%	$234	219%

Basic earnings per common share attributable to SLM Corporation	$.76	$.75	$.21	$.01	1%	$.55	262%

Diluted earnings per common share attributable to SLM Corporation	$.74	$.74	$.21	$—	—%	$.53	252%

Dividends per common share attributable to SLM Corporation	$.15	$.125	$.125	$.025	20%	$.025	20%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	March 31, 2013	December 31, 2012	March 31, 2012

Assets
FFELP Loans (net of allowance for losses of $147; $159 and $180, respectively)	$119,195	$125,612	$135,934
Private Education Loans (net of allowance for losses of $2,170; $2,171 and $2,190, respectively)	37,465	36,934	36,732
Cash and investments	4,691	4,982	4,042
Restricted cash and investments	4,828	5,011	5,884
Goodwill and acquired intangible assets, net	444	448	471
Other assets	7,463	8,273	8,629

Total assets	$174,086	$181,260	$191,692

Liabilities
Short-term borrowings	$17,254	$19,856	$27,123
Long-term borrowings	147,887	152,401	155,588
Other liabilities	3,791	3,937	3,936

Total liabilities	168,932	176,194	186,647

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 3.3 million; 3.3 million and 3.3 million shares, respectively, issued at stated value of $50 per share	165	165	165
Series B: 4 million; 4 million and 4 million shares, respectively, issued at stated value of $100 per share	400	400	400
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 540 million; 536 million and 532 million shares, respectively, issued	108	107	106
Additional paid-in capital	4,291	4,237	4,182
Accumulated other comprehensive loss, net of tax benefit	(4)	(6)	(9)
Retained earnings	1,723	1,451	814

Total SLM Corporation stockholders’ equity before treasury stock	6,683	6,354	5,658
Less: Common stock held in treasury: 95 million; 83 million and 39 million shares, respectively	(1,535)	(1,294)	(620)

Total SLM Corporation stockholders’ equity	5,148	5,060	5,038
Noncontrolling interest	6	6	7

Total equity	5,154	5,066	5,045

Total liabilities and equity	$174,086	$181,260	$191,692

Consolidated Earnings Summary — GAAP basis

Three Months Ended March 31, 2013 Compared with Three Months Ended March 31, 2012

For the three months ended March 31, 2013, net income was $346 million, or $0.74 diluted earnings per common share, compared with net income of $112 million, or $0.21 diluted earnings per common share, for the three months ended March 31, 2012. The increase in net income was primarily due to a $341 million decrease in net losses on derivative and hedging activities, a $50 million increase in other income and a $12 million decrease in provisions for loan losses, which were partially offset by a $16 million decrease in net interest income and a $14 million decrease in gains on debt repurchases.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income declined by $16 million primarily due to a $15.3 billion decline in average FFELP Loans outstanding. The decline in average FFELP Loans outstanding was driven by normal loan amortization as well as $5.2 billion of loans that were consolidated by the U. S. Department of Education (“ED”) in 2012 under their Special Direct Consolidation Loan Initiative (“SDCL”).

•

Provisions for loan losses declined $12 million compared with the year-ago quarter primarily as a result of the overall improvement in Private Education Loans’ credit quality and delinquency trends as well as expected decreases in future charge-offs.

•

Other income increased by $50 million primarily as a result of a $55 million gain on the sale of the Residual Interest in a FFELP Loan securitization trust. See “FFELP Loans Segment” for further discussion.

•

Gains (losses) on derivative and hedging activities resulted in a net loss of $31 million in the current quarter compared with a net loss of $372 million in the year-ago quarter. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•	Gains on debt repurchases decreased $14 million. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

First-quarter 2013 operating expenses were $270 million compared with $262 million in the year-ago quarter. Excluding the result of a non-recurring $8 million pension termination gain in first-quarter 2012, operating expenses were unchanged.

In addition, we repurchased 10 million shares of our common stock during the first-quarter 2013 as part of a common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 52 million shares from the year-ago quarter.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items for which we adjust our “Core Earnings” presentations are (1) our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Specific adjustments that management makes to GAAP results to derive our “Core Earnings” basis of presentation are described in detail in the section titled “‘Core Earnings’ — Definition and Limitations — Differences between ‘Core Earnings’ and GAAP” below.

	Quarter Ended March 31, 2013
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$623	$—	$599	$—	$—	$1,222	$212	$(76)		$136	$1,358
Other loans	—	—	—	3	—	3	—	—		—	3
Cash and investments	1	2	2	2	(2)	5	—	—		—	5

Total interest income	624	2	601	5	(2)	1,230	212	(76)		136	1,366
Total interest expense	204	—	340	13	(2)	555	18	(2	)(4)	16	571

Net interest income (loss)	420	2	261	(8)	—	675	194	(74)		120	795
Less: provisions for loan losses	225	—	16	—	—	241	—	—		—	241

Net interest income (loss) after provisions for loan losses	195	2	245	(8)	—	434	194	(74)		120	554
Servicing revenue	10	212	23	—	(149)	96	—	—		—	96
Contingency revenue	—	99	—	—	—	99	—	—		—	99
Gains on debt repurchases	—	—	—	29	—	29	(6)	—		(6)	23
Other income	—	8	55	—	—	63	(188)	184	(5)	(4)	59

Total other income (loss)	10	319	78	29	(149)	287	(194)	184		(10)	277
Expenses:
Direct operating expenses	66	122	157	—	(149)	196	—	—		—	196
Overhead expenses	—	—	—	74	—	74	—	—		—	74

Operating expenses	66	122	157	74	(149)	270	—	—		—	270
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	4		4	4

Total expenses	66	122	157	74	(149)	270	—	4		4	274

Income (loss) before income tax expense (benefit)	139	199	166	(53)	—	451	—	106		106	557
Income tax expense (benefit)(3)	51	75	62	(20)	—	168	—	43		43	211

Net income (loss)	$88	$124	$104	$(33)	$—	$283	$—	$63		$63	$346

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2013
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$120	$—	$120
Total other loss	(10)	—	(10)
Goodwill and acquired intangible assets impairment and amortization	—	4	4

Total “Core Earnings” adjustments to GAAP	$110	$(4)	106

Income tax expense			43

Net income			$63

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $29 million of “other derivative accounting adjustments.”

(5)	Represents the $157 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $29 million of “other derivative accounting adjustments.”

	Quarter Ended December 31, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$625	$—	$654	$—	$—	$1,279	$215	$(77)	$138	$1,417
Other loans	—	—	—	4	—	4	—	—	—	4
Cash and investments	1	3	3	—	(2)	5	—	—	—	5

Total interest income	626	3	657	4	(2)	1,288	215	(77)	138	1,426
Total interest expense	207	—	360	9	(2)	574	20	—	20	594

Net interest income (loss)	419	3	297	(5)	—	714	195	(77)	118	832
Less: provisions for loan losses	296	—	18	—	—	314	—	—	—	314

Net interest income (loss) after provisions for loan losses	123	3	279	(5)	—	400	195	(77)	118	518
Servicing revenue	11	218	21	—	(158)	92	—	—	—	92
Contingency revenue	—	95	—	—	—	95	—	—	—	95
Gains on debt repurchases	—	—	—	43	—	43	—	—	—	43
Other income (loss)	—	10	—	4	—	14	(195)	205 (4)	10	24

Total other income (loss)	11	323	21	47	(158)	244	(195)	205	10	254
Expenses:
Direct operating expenses	65	121	165	1	(158)	194	—	—	—	194
Overhead expenses	—	—	—	58	—	58	—	—	—	58

Operating expenses	65	121	165	59	(158)	252	—	—	—	252
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	14	14	14
Restructuring expenses	—	2	—	—	—	2	—	—	—	2

Total expenses	65	123	165	59	(158)	254	—	14	14	268

Income (loss) before income tax expense (benefit)	69	203	135	(17)	—	390	—	114	114	504
Income tax expense (benefit)(3)	23	69	46	(5)	—	133	—	23	23	156

Net income (loss)	$46	$134	$89	$(12)	$—	$257	$—	$91	$91	$348

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$118	$—	$118
Total other income	10	—	10
Goodwill and acquired intangible assets impairment and amortization	—	14	14

Total “Core Earnings” adjustments to GAAP	$128	$(14)	114

Income tax expense			23

Net income			$91

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents the $167 million of “unrealized gains on derivative and hedging activities, net” as well as the $38 million of “other derivative accounting adjustments.”

	Quarter Ended March 31, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$625	$—	$725	$—	$—	$1,350	$215	$(98)		$117	$1,467
Other loans	—	—	—	5	—	5	—	—		—	5
Cash and investments	2	3	3	—	(3)	5	—	—		—	5

Total interest income	627	3	728	5	(3)	1,360	215	(98)		117	1,477
Total interest expense	202	—	424	5	(3)	628	36	2	(4)	38	666

Net interest income (loss)	425	3	304	—	—	732	179	(100)		79	811
Less: provisions for loan losses	235	—	18	—	—	253	—	—		—	253

Net interest income (loss) after provisions for loan losses	190	3	286	—	—	479	179	(100)		79	558
Servicing revenue	12	236	25	—	(176)	97	—	—		—	97
Contingency revenue	—	90	—	—	—	90	—	—		—	90
Gains on debt repurchases	—	—	—	37	—	37	—	—		—	37
Other income (loss)	—	8	—	3	—	11	(179)	(164	)(5)	(343)	(332)

Total other income (loss)	12	334	25	40	(176)	235	(179)	(164)		(343)	(108)
Expenses:
Direct operating expenses	69	120	185	—	(176)	198	—	—		—	198
Overhead expenses	—	—	—	64	—	64	—	—		—	64

Operating expenses	69	120	185	64	(176)	262	—	—		—	262
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	5		5	5
Restructuring expenses	1	1	—	3	—	5	—	—		—	5

Total expenses	70	121	185	67	(176)	267	—	5		5	272

Income (loss) before income tax expense (benefit)	132	216	126	(27)	—	447	—	(269)		(269)	178
Income tax expense (benefit)(3)	48	80	46	(10)	—	164	—	(97)		(97)	67

Net income (loss)	84	136	80	(17)	—	283	—	(172)		(172)	111
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—		—	(1)

Net income (loss) attributable to SLM Corporation	$84	$137	$80	$(17)	$—	$284	$—	$(172)		$(172)	$112

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$79	$—	$79
Total other loss	(343)	—	(343)
Goodwill and acquired intangible assets impairment and amortization	—	5	5

Total “Core Earnings” adjustments to GAAP	$(264)	$(5)	(269)

Income tax benefit			(97)

Net loss			$(172)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $27 million of “other derivative accounting adjustments.”

(5)	Represents the $193 million of “unrealized losses on derivative and hedging activities, net” as well as the remaining portion of the $27 million of “other derivative accounting adjustments.”

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income (loss) and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended
(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
“Core Earnings” adjustments to GAAP:
Net impact of derivative accounting	$110	$128	$(264)
Net impact of goodwill and acquired intangible assets	(4)	(14)	(5)
Net income tax effect	(43)	(23)	97

Total “Core Earnings” adjustments to GAAP	$63	$91	$(172)

1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our Consumer Lending, FFELP Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended
(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
“Core Earnings” derivative adjustments:
Losses on derivative and hedging activities, net, included in other income(1)	$(31)	$(28)	$(372)
Plus: Realized losses on derivative and hedging activities, net(1)	188	195	179

Unrealized gains (losses) on derivative and hedging activities, net(2)	157	167	(193)
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(76)	(77)	(98)
Other derivative accounting adjustments(3)	29	38	27

Total net impact of derivative accounting(4)	$110	$128	$(264)

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	Unrealized gains (losses) on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended
(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
Floor Income Contracts	$189	$237	$136
Basis swaps	(4)	(10)	(22)
Foreign currency hedges	(32)	(55)	(294)
Other	4	(5)	(13)

Total unrealized gains (losses) on derivative and hedging activities, net	$157	$167	$(193)

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended
(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(212)	$(215)	$(215)
Net settlement income on interest rate swaps reclassified to net interest income	18	20	36
Net realized gains on terminated derivative contracts reclassified to other income	6	—	—

Total reclassifications of realized losses on derivative and hedging activities	$(188)	$(195)	$(179)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of March 31, 2013, derivative accounting has reduced GAAP equity by approximately $1.0 billion as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net losses related to derivative accounting.

	Quarters Ended
(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
Beginning impact of derivative accounting on GAAP equity	$(1,080)	$(1,183)	$(977)
Net impact of net unrealized gains (losses) under derivative accounting(1)	53	103	(172)

Ending impact of derivative accounting on GAAP equity	$(1,027)	$(1,080)	$(1,149)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended
(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
Total pre-tax net impact of derivative accounting recognized in net income(a)	$110	$128	$(264)
Tax impact of derivative accounting adjustments recognized in net income	(60)	(28)	87
Change in unrealized gain on derivatives, net of tax recognized in other comprehensive income	3	3	5

Net impact of net unrealized gains (losses) under derivative accounting	$53	$103	$(172)

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective year-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of March 31, 2013, the remaining amortization term of the net floor premiums was approximately 3.25 years for existing contracts. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
Unamortized net Floor premiums (net of tax)	$(498)	$(551)	$(711)

2)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended
(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(4)	$(14)	$(5)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Business Segment Earnings Summary — “Core Earnings” Basis

Consumer Lending Segment

The following table includes “Core Earnings” results for our Consumer Lending segment.

	Quarters Ended			% Increase (Decrease)
(Dollars in millions)	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012	Mar. 31, 2013 vs. Dec. 31, 2012	Mar. 31, 2013 vs. Mar. 31, 2012
“Core Earnings” interest income:
Private Education Loans	$623	$625	$625	—%	—%
Cash and investments	1	1	2	—	(50)

Total “Core Earnings” interest income	624	626	627	—	—
Total “Core Earnings” interest expense	204	207	202	(1)	1

Net “Core Earnings” interest income	420	419	425	—	(1)
Less: provision for loan losses	225	296	235	(24)	(4)

Net “Core Earnings” interest income after provision for loan losses	195	123	190	59	3
Servicing revenue	10	11	12	(9)	(17)

Total other income	10	11	12	(9)	(17)
Direct operating expenses	66	65	69	2	(4)
Restructuring expenses	—	—	1	—	(100)

Total expenses	66	65	70	2	(6)

Income before income tax expense	139	69	132	101	5
Income tax expense	51	23	48	122	6

“Core Earnings”	$88	$46	$84	91%	5%

Consumer Lending Net Interest Margin

The following table shows the Consumer Lending “Core Earnings” net interest margin along with reconciliation to the GAAP basis Consumer Lending net interest margin before provision for loan losses.

	Quarters Ended
	March 31, 2013	December 31, 2012	March 31, 2012
“Core Earnings” basis Private Education Loan yield	6.35%	6.34%	6.42%
Discount amortization	.23	.22	.24

“Core Earnings” basis Private Education Loan net yield	6.58	6.56	6.66
“Core Earnings” basis Private Education Loan cost of funds	(2.02)	(2.02)	(2.01)

“Core Earnings” basis Private Education Loan spread	4.56	4.54	4.65
“Core Earnings” basis other interest-earning asset spread impact	(.41)	(.47)	(.39)

“Core Earnings” basis Consumer Lending net interest margin(1)	4.15%	4.07%	4.26%

“Core Earnings” basis Consumer Lending net interest margin(1)	4.15%	4.07%	4.26%
Adjustment for GAAP accounting treatment(2)	(.03)	(.05)	(.13)

GAAP basis Consumer Lending net interest margin(1)	4.12%	4.02%	4.13%

(1)	The average balances of our Consumer Lending “Core Earnings” basis interest-earning assets for the respective periods are:

	Quarters Ended
	March 31, 2013	December 31, 2012	March 31, 2012
(Dollars in millions)
Private Education Loans	$38,406	$37,926	$37,749
Other interest-earning assets	2,662	2,977	2,327

Total Consumer Lending “Core Earnings” basis interest-earning assets	$41,068	$40,903	$40,076

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see section titled “‘Core Earnings’ — Definition and Limitations — Difference between ‘Core Earnings’ and GAAP” above.

Private Education Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the total Private Education Loan provision for loan losses and charge-offs.

	Quarters Ended
(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
Private Education Loan provision for loan losses	$225	$296	$235
Private Education Loan charge-offs	$232	$329	$224

In establishing the allowance for Private Education Loan losses as of March 31, 2013, we considered several factors with respect to our Private Education Loan portfolio. In particular, as compared with the year-ago period, we continue to see improving credit quality and continuing positive delinquency, forbearance and charge-off trends in connection with this portfolio. Improving credit quality is seen in higher FICO scores and cosigner rates as well as a more seasoned portfolio. Total loans delinquent (as a percentage of loans in repayment) has decreased to 7.8 percent from 9.1 percent in the year-ago quarter. Loans greater than 90 days delinquent (as a percentage of loans in repayment) has decreased to 3.9 percent from 4.4 percent in the year-ago quarter. Loans in forbearance (as a percentage of loans in repayment and forbearance) has decreased to 3.4 percent from 4.3 percent in the year-ago quarter. The charge-off rate remained unchanged at 3.0 percent in both quarters.

The decline in charge-offs in first-quarter 2013 from fourth-quarter 2012 was primarily a result of a change in our policy for granting forbearance. During the second quarter of 2012, we increased our focus on encouraging customers to enter into repayment plans in lieu of using forbearance to better help our customers manage their overall payment obligations. As we expected, this change resulted in higher late-stage delinquencies in the third quarter of 2012 and higher charge-offs during the last six months of 2012. We believe most of this increase in charge-offs in the last six months of 2012 was an acceleration of charge-offs that would have occurred in future periods.

Additionally, Private Education Loans that have defaulted between 2008 and 2011 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. Our allowance for loan losses takes into account these potential recovery uncertainties.

The Private Education Loan provision for loan losses was $225 million in the first quarter of 2013, down $10 million from the first quarter of 2012, as a result of the overall improvement in credit quality and delinquency trends as well as expected decreases in future charge-offs. The $71 million decrease in provision from the fourth quarter of 2012 was primarily the result of the decrease in charge-offs as discussed above.

For a more detailed discussion of our policy for determining the collectability of Private Education Loans and maintaining our allowance for Private Education Loan losses, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Allowance for Loan Losses” in our Annual Report on Form 10-K for the year ended December 31, 2012.

Operating Expenses — Consumer Lending Segment

Operating expenses for our Consumer Lending segment include costs incurred to originate Private Education Loans and to service and collect on our Private Education Loan portfolio. The decrease in operating expenses in the quarter ended March 31, 2013 compared with the year-ago quarter was primarily the result of continued management focus on expense control and operating efficiencies. Operating expenses were 70 basis points and 77 basis points of average Private Education Loans in the quarters ended March 31, 2013 and 2012, respectively.

Business Services Segment

The following table includes “Core Earnings” results for our Business Services segment.

	Quarters Ended			% Increase (Decrease)
(Dollars in millions)	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012	Mar. 31, 2013 vs. Dec. 31, 2012	Mar. 31, 2013 vs. Mar. 31, 2012
Net interest income	$2	$3	$3	(33)%	(33)%
Servicing revenue:
Intercompany loan servicing	149	158	176	(6)	(15)
Third-party loan servicing	27	24	22	13	23
Guarantor servicing	10	10	11	—	(9)
Other servicing	26	26	27	—	(4)

Total servicing revenue	212	218	236	(3)	(10)
Contingency revenue	99	95	90	4	10
Other Business Services revenue	8	10	8	(20)	—

Total other income	319	323	334	(1)	(4)
Direct operating expenses	122	121	120	1	2
Restructuring expenses	—	2	1	(100)	(100)

Total expenses	122	123	121	(1)	1

Income before income tax expense	199	203	216	(2)	(8)
Income tax expense	75	69	80	9	(6)

“Core Earnings”	124	134	136	(7)	(9)
Less: net loss attributable to noncontrolling interest	—	—	(1)	—	(100)

“Core Earnings” attributable to SLM Corporation	$124	$134	$137	(7)%	(9)%

Our Business Services segment includes intercompany loan servicing fees from servicing the FFELP Loans in our FFELP Loans segment. The average balance of this portfolio was $121 billion and $135 billion for the quarters ended March 31, 2013 and 2012, respectively. The decline in intercompany loan servicing revenue from the year-ago period is primarily the result of a lower outstanding principal balance in the underlying portfolio.

We are servicing approximately 4.8 million accounts under the ED Servicing Contract as of March 31, 2013, compared with 4.3 million and 3.7 million accounts serviced at December 31, 2012 and March 31, 2012, respectively. Third-party loan servicing fees in the quarters ended March 31, 2013 and 2012 included $23 million and $17 million, respectively, of servicing revenue related to the ED Servicing Contract. This increase in ED loan servicing fees was driven by the increase in the number of accounts serviced as well as an increase in ancillary servicing fees earned.

Third-party loan servicing income increased $5 million from the year-ago quarter primarily due to the increase in ED servicing revenue (discussed above) as well as a result of the sale of a Residual Interest in a FFELP Loan securitization trust in the first quarter of 2013. (See “FFELP Loans Segment” for further discussion.) When we sold this Residual Interest, we retained the right to service the trust. As such, servicing income that had previously been recorded as intercompany loan servicing will now be recognized as third-party loan servicing income.

Other servicing revenue includes account asset servicing revenue and Campus Solutions revenue. Account asset servicing revenue represents fees earned on program management, transfer and servicing agent services and administration services for our various 529 college-savings plans. Assets under administration of 529 college savings plans totaled $47.9 billion as of March 31, 2013, a 16 percent increase from the year-ago quarter. Campus Solutions revenue is earned from our Campus Solutions business whose services include comprehensive financing and transaction processing solutions that we provide to college financial aid offices and students to streamline the financial aid process.

Our contingency revenue consists of fees we receive for collections of delinquent debt on behalf of third-party clients performed on a contingent basis. Contingency revenue increased $9 million in the current quarter compared with the year-ago quarter as a result of the higher volume of collections.

The following table presents the outstanding inventory of contingent collections receivables that our Business Services segment will collect on behalf of others. We expect the inventory of contingent collections receivables to decline over time as a result of the elimination of FFELP.

(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
Contingency:
Student loans	$13,549	$13,189	$11,004
Other	2,239	2,139	1,752

Total	$15,788	$15,328	$12,756

Other Business Services revenue is primarily transaction fees that are earned in conjunction with our rewards program from participating companies based on member purchase activity, either online or in stores, depending on the contractual arrangement with the participating company.

Revenues related to services performed on FFELP Loans accounted for 74 percent and 76 percent, respectively, of total segment revenues for the quarters ended March 31, 2013 and 2012.

FFELP Loans Segment

The following table includes “Core Earnings” results for our FFELP Loans segment.

	Quarters Ended			% Increase (Decrease)
(Dollars in millions)	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012	Mar. 31, 2013 vs. Dec. 31, 2012	Mar. 31, 2013 vs. Mar. 31, 2012
“Core Earnings” interest income:
FFELP Loans	$599	$654	$725	(8)%	(17)%
Cash and investments	2	3	3	(33)	(33)

Total “Core Earnings” interest income	601	657	728	(9)	(17)
Total “Core Earnings” interest expense	340	360	424	(6)	(20)

Net “Core Earnings” interest income	261	297	304	(12)	(14)
Less: provision for loan losses	16	18	18	(11)	(11)

Net “Core Earnings” interest income after provision for loan losses	245	279	286	(12)	(14)
Servicing revenue	23	21	25	10	(8)
Other income	55	—	—	100	100

Total other income	78	21	25	271	212
Direct operating expenses	157	165	185	(5)	(15)
Restructuring expenses	—	—	—	—	—

Total expenses	157	165	185	(5)	(15)

Income before income tax expense	166	135	126	23	32
Income tax expense	62	46	46	35	35

“Core Earnings”	$104	$89	$80	17%	30%

FFELP Loan Net Interest Margin

The following table shows the “Core Earnings” basis FFELP Loan net interest margin along with reconciliation to the GAAP basis FFELP Loan net interest margin.

	Quarters Ended
	March 31, 2013	December 31, 2012	March 31, 2012
“Core Earnings” basis FFELP Loan yield	2.61%	2.63%	2.67%
Hedged Floor Income	.25	.24	.28
Unhedged Floor Income	.06	.11	.11
Consolidation Loan Rebate Fees	(.68)	(.67)	(.66)
Repayment Borrower Benefits	(.11)	(.13)	(.13)
Premium amortization	(.14)	(.13)	(.14)

“Core Earnings” basis FFELP Loan net yield	1.99	2.05	2.13
“Core Earnings” basis FFELP Loan cost of funds	(1.06)	(1.05)	(1.17)

“Core Earnings” basis FFELP Loan spread	.93	1.00	.96
“Core Earnings” basis FFELP other interest-earning asset spread impact	(.10)	(.11)	(.11)

“Core Earnings” basis FFELP Loan net interest margin(1)	.83%	.89%	.85%

“Core Earnings” basis FFELP Loan net interest margin(1)	.83%	.89%	.85%
Adjustment for GAAP accounting treatment(2)	.40	.37	.27

GAAP basis FFELP Loan net interest margin	1.23%	1.26%	1.12%

(1)	The average balances of our FFELP “Core Earnings” basis interest-earning assets for the respective periods are:

	Quarters Ended
	March 31, 2013	December 31, 2012	March 31, 2012
(Dollars in millions)
FFELP Loans	$121,855	$126,874	$137,193
Other interest-earning assets	5,555	6,152	6,427

Total FFELP “Core Earnings” basis interest-earning assets	$127,410	$133,026	$143,620

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see section titled “‘Core Earnings’ — Definition and Limitations — Difference between ‘Core Earnings’ and GAAP” above.

The decrease in the “Core Earnings” basis FFELP Loan net interest margin of 2 basis points for the quarter ended March 31, 2013 compared with the quarter ended March 31, 2012 was primarily the result of a general increase in our funding costs related to unsecured and ABS debt issuances over the last year.

As of March 31, 2013, our FFELP Loan portfolio totaled approximately $119.2 billion, comprised of $43.0 billion of FFELP Stafford and $76.2 billion of FFELP Consolidation Loans. The weighted-average life of these portfolios is 4.9 years and 9.9 years, respectively, assuming a Constant Prepayment Rate (“CPR”) of 4 percent and 3 percent, respectively.

FFELP Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the FFELP Loan provision for loan losses and charge-offs.

	Quarters Ended
(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
FFELP Loan provision for loan losses	$16	$18	$18
FFELP Loan charge-offs	$22	$23	$23

Other Income

The increase in other income from the prior and year-ago quarters is the result of a $55 million gain from the sale of the Residual Interest in a FFELP Loan securitization trust. We will continue to service the student loans in the trust that was sold under existing agreements. The sale removed student loan assets of $3.8 billion and related liabilities of $3.7 billion from the balance sheet.

Operating Expenses — FFELP Loans

Operating expenses for our FFELP Loans segment primarily include the contractual rates we pay to service loans in term asset-backed securitization trusts or a similar rate if a loan is not in a term financing facility (which is presented as an intercompany charge from the Business Services segment who services the loans), the fees we pay for third-party loan servicing and costs incurred to acquire loans. The intercompany revenue charged by the Business Services segment and included in those amounts was $149 million and $176 million for the quarters ended March 31, 2013 and 2012, respectively. These amounts exceed the actual cost of servicing the loans. Operating expenses were 52 basis points and 53 basis points of average FFELP Loans in the quarters ended March 31, 2013 and 2012, respectively. The decline in operating expenses from the prior-year quarter was primarily the result of the reduction in the average outstanding balance of our FFELP Loans portfolio.

Other Segment

The following table shows “Core Earnings” results of our Other segment.

	Quarters Ended			% Increase (Decrease)
(Dollars in millions)	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012	Mar. 31, 2013 vs. Dec. 31, 2012	Mar. 31, 2013 vs. Mar. 31, 2012
Net interest loss after provision for loan losses	$(8)	$(5)	$—	60%	100%
Gains on debt repurchases	29	43	37	(33)	(22)
Other income	—	4	3	(100)	(100)

Total other income	29	47	40	(38)	(28)

Expenses:
Direct operating expenses	—	1	—	(100)	—
Overhead expenses:
Corporate overhead	46	29	36	59	28
Unallocated information technology costs	28	29	28	(3)	—

Total overhead expenses	74	58	64	28	16

Total operating expenses	74	59	64	25	16
Restructuring expenses	—	—	3	—	(100)

Total expenses	74	59	67	25	10

Loss before income tax benefit	(53)	(17)	(27)	212	96
Income tax benefit	(20)	(5)	(10)	300	100

“Core Earnings” (loss)	$(33)	$(12)	$(17)	175%	94%

Net Interest Loss after Provision for Loan Losses

Net interest loss after provision for loan losses includes net interest income related to our corporate liquidity portfolio as well as net interest income and provision expense related to our mortgage and consumer loan portfolios.

Gains on Debt Repurchases

We repurchased $927 million face amount of our debt for the quarter ended March 31, 2013 and $204 million for the quarter ended March 31, 2012, respectively.

Overhead

Corporate overhead is comprised of costs related to executive management, the board of directors, accounting, finance, legal, human resources and stock-based compensation expense. Unallocated information technology costs are related to infrastructure and operations.

The increase in overhead for the quarter ended March 31, 2013 compared with the year-ago period was primarily the result of a non-recurring $8 million pension termination gain in first-quarter 2012. The increase in overhead from fourth-quarter 2012 was primarily the result of $9 million of seasonal stock-based compensation and $9 million of severance.

Financial Condition

This section provides additional information regarding the changes in our loan portfolio assets and related liabilities as well as credit quality and performance indicators related to our Consumer Lending portfolio.

Summary of our Student Loan Portfolio

Ending Student Loan Balances, net

	March 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$1,350	$—	$1,350	$2,546	$3,896
Grace, repayment and other(2)	41,080	75,628	116,708	36,522	153,230

Total, gross	42,430	75,628	118,058	39,068	157,126
Unamortized premium/(discount)	667	617	1,284	(772)	512
Receivable for partially charged-off loans	—	—	—	1,339	1,339
Allowance for loan losses	(92)	(55)	(147)	(2,170)	(2,317)

Total student loan portfolio	$43,005	$76,190	$119,195	$37,465	$156,660

% of total FFELP	36%	64%	100%
% of total	27%	49%	76%	24%	100%

	December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$1,506	$—	$1,506	$2,194	$3,700
Grace, repayment and other(2)	42,189	80,640	122,829	36,360	159,189

Total, gross	43,695	80,640	124,335	38,554	162,889
Unamortized premium/(discount)	691	745	1,436	(796)	640
Receivable for partially charged-off loans	—	—	—	1,347	1,347
Allowance for loan losses	(97)	(62)	(159)	(2,171)	(2,330)

Total student loan portfolio	$44,289	$81,323	$125,612	$36,934	$162,546

% of total FFELP	35%	65%	100%
% of total	27%	50%	77%	23%	100%

	March 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$2,850	$—	$2,850	$2,421	$5,271
Grace, repayment and other(2)	45,966	85,674	131,640	36,104	167,744

Total, gross	48,816	85,674	134,490	38,525	173,015
Unamortized premium/(discount)	803	821	1,624	(853)	771
Receivable for partially charged-off loans	—	—	—	1,250	1,250
Allowance for loan losses	(111)	(69)	(180)	(2,190)	(2,370)

Total student loan portfolio	$49,508	$86,426	$135,934	$36,732	$172,666

% of total FFELP	36%	64%	100%
% of total	29%	50%	79%	21%	100%

(1)	Loans for customers still attending school and are not yet required to make payments on the loan.

(2)	Includes loans in deferment or forbearance.

Average Student Loan Balances (net of unamortized premium/discount)

	Quarter Ended March 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$43,721	$78,134	$121,855	$38,406	$160,261
% of FFELP	36%	64%	100%
% of total	27%	49%	76%	24%	100%

	Quarter Ended December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$44,955	$81,919	$126,874	$37,926	$164,800
% of FFELP	35%	65%	100%
% of total	27%	50%	77%	23%	100%

	Quarter Ended March 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$50,149	$87,044	$137,193	$37,749	$174,942
% of FFELP	37%	63%	100%
% of total	28%	50%	78%	22%	100%

Student Loan Activity

	Quarter Ended March 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$44,289	$81,323	$125,612	$36,934	$162,546
Acquisitions and originations	101	53	154	1,405	1,559
Capitalized interest and premium/discount amortization	295	313	608	200	808
Consolidations to third parties	(445)	(275)	(720)	(24)	(744)
Sales(1)	(72)	(3,749)	(3,821)	—	(3,821)
Repayments and other	(1,163)	(1,475)	(2,638)	(1,050)	(3,688)

Ending balance	$43,005	$76,190	$119,195	$37,465	$156,660

	Quarter Ended December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$45,278	$82,469	$127,747	$37,101	$164,848
Acquisitions and originations	390	266	656	510	1,166
Capitalized interest and premium/discount amortization	393	325	718	328	1,046
Consolidations to third parties	(548)	(267)	(815)	(18)	(833)
Sales	(103)	—	(103)	—	(103)
Repayments and other	(1,121)	(1,470)	(2,591)	(987)	(3,578)

Ending balance	$44,289	$81,323	$125,612	$36,934	$162,546

(1)	Includes $3.7 billion of student loans in connection with the sale of a Residual Interest in a FFELP Loan securitization trust.

	Quarter Ended March 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$50,440	$87,690	$138,130	$36,290	$174,420
Acquisitions and originations	819	78	897	1,151	2,048
Capitalized interest and premium/discount amortization	335	398	733	245	978
Consolidations to third parties	(719)	(225)	(944)	(23)	(967)
Sales	(135)	—	(135)	—	(135)
Repayments and other	(1,232)	(1,515)	(2,747)	(931)	(3,678)

Ending balance	$49,508	$86,426	$135,934	$36,732	$172,666

Private Education Loan Originations

The following table summarizes our Private Education Loan originations.

	Quarters Ended
(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
Smart Option — interest only(1)	$365	$132	$358
Smart Option — fixed pay(1)	439	160	345
Smart Option — deferred(1)	590	211	432
Other	17	11	25

Total Private Education Loan originations	$1,411	$514	$1,160

(1)	Interest only, fixed pay and deferred describe the payment option while in school or in grace period.

Consumer Lending Portfolio Performance

Private Education Loan Delinquencies and Forbearance

	March 31, 2013		December 31, 2012		March 31, 2012
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$6,434		$5,904		$6,917
Loans in forbearance(2)	1,101		1,136		1,372
Loans in repayment and percentage of each status:
Loans current	29,069	92.2%	28,575	90.7%	27,499	90.9%
Loans delinquent 31-60 days(3)	731	2.3	1,012	3.2	859	2.8
Loans delinquent 61-90 days(3)	491	1.6	481	1.5	544	1.9
Loans delinquent greater than 90 days(3)	1,242	3.9	1,446	4.6	1,334	4.4

Total Private Education Loans in repayment	31,533	100%	31,514	100%	30,236	100%

Total Private Education Loans, gross	39,068		38,554		38,525
Private Education Loan unamortized discount	(772)		(796)		(853)

Total Private Education Loans	38,296		37,758		37,672
Private Education Loan receivable for partially charged-off loans	1,339		1,347		1,250
Private Education Loan allowance for losses	(2,170)		(2,171)		(2,190)

Private Education Loans, net	$37,465		$36,934		$36,732

Percentage of Private Education Loans in repayment		80.7%		81.7%		78.5%

Delinquencies as a percentage of Private Education Loans in repayment		7.8%		9.3%		9.1%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.4%		3.5%		4.3%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		79.1%		78.5%		74.1%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses

The following table summarizes changes in the allowance for Private Education Loan losses.

	Quarters Ended
(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
Allowance at beginning of period	$2,171	$2,196	$2,171
Provision for Private Education Loan losses	225	296	235
Charge-offs(1)	(232)	(329)	(224)
Reclassification of interest reserve(2)	6	8	8

Allowance at end of period	$2,170	$2,171	$2,190

Charge-offs as a percentage of average loans in repayment (annualized)	2.97%	4.19%	2.96%
Charge-offs as a percentage of average loans in repayment and forbearance (annualized)	2.87%	4.04%	2.84%
Allowance as a percentage of the ending total loans	5.37%	5.44%	5.51%
Allowance as a percentage of ending loans in repayment	6.88%	6.89%	7.24%
Average coverage of charge-offs (annualized)	2.3	1.7	2.4
Ending total loans(3)	$40,407	$39,901	$39,775
Average loans in repayment	$31,645	$31,267	$30,378
Ending loans in repayment	$31,533	$31,514	$30,236

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

The following table provides detail for our traditional and non-traditional Private Education Loans for the quarters ended.

	March 31, 2013			December 31, 2012			March 31, 2012
(Dollars in millions)	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total
Ending total loans(1)	$36,746	$3,661	$40,407	$36,144	$3,757	$39,901	$35,755	$4,020	$39,775
Ending loans in repayment	29,022	2,511	31,533	28,930	2,584	31,514	27,588	2,648	30,236
Private Education Loan allowance for loan losses	1,643	527	2,170	1,637	534	2,171	1,587	603	2,190
Charge-offs as a percentage of average loans in repayment (annualized)	2.5%	8.7%	3.0%	3.4%	13.2%	4.2%	2.3%	10.3%	3.0%
Allowance as a percentage of ending total loans	4.5%	14.4%	5.4%	4.5%	14.2%	5.4%	4.4%	15.0%	5.5%
Allowance as a percentage of ending loans in repayment	5.7%	21.0%	6.9%	5.7%	20.7%	6.9%	5.8%	22.8%	7.2%
Average coverage of charge-offs (annualized)	2.3	2.4	2.3	1.7	1.6	1.7	2.5	2.2	2.4
Delinquencies as a percentage of Private Education Loans in repayment	6.7%	20.5%	7.8%	8.1%	23.4%	9.3%	7.7%	23.3%	9.1%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	3.3%	11.2%	3.9%	3.9%	12.6%	4.6%	3.6%	12.5%	4.4%
Loans in forbearance as a percentage of loans in repayment and forbearance	3.2%	5.1%	3.4%	3.3%	5.1%	3.5%	4.1%	6.8%	4.3%
Loans that entered repayment during the period(2)	$553	$23	$576	$1,049	$60	$1,109	$729	$54	$783
Percentage of Private Education Loans with a cosigner	69%	30%	66%	68%	30%	65%	66%	29%	63%
Average FICO at origination	728	624	720	728	624	720	727	624	718

(1)	Ending total loans represent gross Private Education Loans, plus the receivable for partially charged-off loans.

(2)	Includes loans that are required to make a payment for the first time.

As part of concluding on the adequacy of the allowance for loan losses, we review key allowance and loan metrics. The most significant of these metrics considered are the allowance coverage of charge-offs ratio; the allowance as a percentage of total loans and of loans in repayment; and delinquency and forbearance percentages.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. Private Education Loans which defaulted between 2008 and 2011 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. According to our policy, we have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so. There was $209 million, $198 million and $151 million in allowance for Private Education Loan losses at March 31, 2013, December 31, 2012 and March 31, 2012, respectively, providing for possible additional future charge-offs related to the receivable for partially charged-off Private Education Loans (see “Consumer Lending Segment — Private Education Loan Provision for Loan Losses and Charge-Offs” for a further discussion).

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans.

	Quarters Ended
(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
Receivable at beginning of period	$1,347	$1,303	$1,241
Expected future recoveries of current period defaults(1)	78	113	69
Recoveries(2)	(68)	(49)	(50)
Charge-offs(3)	(18)	(20)	(10)

Receivable at end of period	1,339	1,347	1,250
Allowance for estimated recovery shortfalls(4)	(209)	(198)	(151)

Net receivable at end of period	$1,130	$1,149	$1,099

(1)	Represents the difference between the defaulted loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

(4)

The allowance for estimated recovery shortfalls of the receivable for partially charged-off Private Education Loans is a component of the $2.2 billion overall allowance for Private Education Loan losses as of March 31, 2013, December 31, 2012 and March 31, 2012.

The tables below show the composition and status of the Private Education Loan portfolio aged by number of months in active repayment status (months for which a scheduled monthly payment was due). As indicated in the tables, the percentage of loans in forbearance status decreases the longer the loans have been in active repayment status. At March 31, 2013, loans in forbearance status as a percentage of loans in repayment and forbearance were 5.9 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 1.2 percent for loans that have been in active repayment status for more than 48 months. Approximately 70 percent of our Private Education Loans in forbearance status has been in active repayment status less than 25 months.

	Monthly Scheduled Payments Due
(Dollars in millions) March 31, 2013	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,434	$6,434
Loans in forbearance	587	184	145	79	106	—	1,101
Loans in repayment — current	5,645	5,156	5,345	4,505	8,418	—	29,069
Loans in repayment — delinquent 31-60 days	252	139	132	85	123	—	731
Loans in repayment — delinquent 61-90 days	189	95	82	54	71	—	491
Loans in repayment — delinquent greater than 90 days	513	260	204	115	150	—	1,242

Total	$7,186	$5,834	$5,908	$4,838	$8,868	$6,434	39,068

Unamortized discount							(772)
Receivable for partially charged-off loans							1,339
Allowance for loan losses							(2,170)

Total Private Education Loans, net							$37,465

Loans in forbearance as a percentage of loans in repayment and forbearance	8.2%	3.2%	2.5%	1.6%	1.2%	—%	3.4%

	Monthly Scheduled Payments Due
(Dollars in millions) December 31, 2012	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$5,904	$5,904
Loans in forbearance	602	195	149	83	107	—	1,136
Loans in repayment — current	5,591	5,366	5,405	4,403	7,810	—	28,575
Loans in repayment — delinquent 31-60 days	353	189	175	116	179	—	1,012
Loans in repayment — delinquent 61-90 days	185	95	81	49	71	—	481
Loans in repayment — delinquent greater than 90 days	640	292	227	129	158	—	1,446

Total	$7,371	$6,137	$6,037	$4,780	$8,325	$5,904	38,554

Unamortized discount							(796)
Receivable for partially charged-off loans							1,347
Allowance for loan losses							(2,171)

Total Private Education Loans, net							$36,934

Loans in forbearance as a percentage of loans in repayment and forbearance	8.2%	3.2%	2.5%	1.7%	1.3%	—%	3.5%

	Monthly Scheduled Payments Due
(Dollars in millions) March 31, 2012	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,917	$6,917
Loans in forbearance	892	198	132	64	86	—	1,372
Loans in repayment — current	6,529	5,920	5,204	3,626	6,220	—	27,499
Loans in repayment — delinquent 31-60 days	381	171	136	72	99	—	859
Loans in repayment — delinquent 61-90 days	265	107	79	39	54	—	544
Loans in repayment — delinquent greater than 90 days	663	270	186	93	122	—	1,334

Total	$8,730	$6,666	$5,737	$3,894	$6,581	$6,917	38,525

Unamortized discount							(853)
Receivable for partially charged-off loans							1,250
Allowance for loan losses							(2,190)

Total Private Education Loans, net							$36,732

Loans in forbearance as a percentage of loans in repayment and forbearance	10.2%	3.0%	2.3%	1.7%	1.3%	—%	4.3%

The number of loans in a forbearance status as a percentage of loans in repayment and forbearance decreased to 3.4 percent for the quarter ended March 31, 2013 compared with 4.3 percent in the year-ago quarter. As of March 31, 2013, 2.2 percent of loans in current status were delinquent as of the end of the prior month, but were granted a forbearance that made them current as of March 31, 2013 (customers made payments on approximately 37 percent of these loans as a prerequisite to being granted forbearance).

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the origination of new Private Education Loans and the repayment of $2.8 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio, the issuance of additional bank deposits and unsecured debt, the predictable operating cash flows provided by earnings, the repayment of principal on unencumbered student loan assets and the distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on our FFELP ABCP Facilities and the facility with the Federal Home Loan Bank in Des Moines (the “FHLB-DM Facility”); and we may also issue term ABS.

Currently, new Private Education Loan originations are initially funded through deposits and subsequently securitized to term. We have $1.4 billion of cash at the Bank as of March 31, 2013 available to fund future originations. We no longer originate FFELP Loans and therefore no longer have liquidity requirements for new FFELP Loan originations.

We will continue to opportunistically purchase FFELP Loan portfolios from others. Additionally, we still expect to redeem all remaining FFELP Loans we currently finance in the ED Conduit Program on or before the program’s anticipated January 19, 2014, maturity date (the “ED Maturity Date”). We plan to rely primarily on securitizing these loans to term through securitization trusts. However, we may also utilize existing FFELP ABCP and FHLB-DM Facility capacities, as well as additional capital markets funding sources.

Since December 31, 2010, we have refinanced approximately $11.6 billion in principal amount of our FFELP Loans previously financed through the ED Conduit Program, most being funded to term through the use of securitization trusts. As of March 31, 2013, we have $6.9 billion in principal amount of FFELP Loans remaining in the ED Conduit Program. If we cannot obtain sufficient cost-effective funding to finance any or all of the FFELP Loans remaining in the ED Conduit Program on or before the ED Maturity Date, any remaining FFELP Loans still in the program must be put to ED at 97 percent of their principal balance which results in us forfeiting three percent of the principal amount of those loans. In addition, we will also no longer collect future servicing revenues or interest income on any loans put to ED.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$2,290	$2,376	$2,439
Sallie Mae Bank(1)	1,472	1,598	670

Total unrestricted cash and liquid investments	$3,762	$3,974	$3,109

Unencumbered FFELP Loans	$1,753	$1,656	$1,080

Average Balances

	Quarters Ended
(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$2,820	$2,511	$1,656
Sallie Mae Bank(1)	1,229	1,316	880

Total unrestricted cash and liquid investments	$4,049	$3,827	$2,536

Unencumbered FFELP Loans	$1,695	$1,476	$1,080

(1)	This amount will be used primarily to originate or acquire student loans at the Bank. See discussion below on restrictions on the Bank to pay dividends.

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP ABCP Facility and FHLB-DM Facility will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of March 31, 2013 and December 31, 2012, the maximum additional capacity under these facilities was $9.8 billion and $11.8 billion, respectively. For the quarters ended March 31, 2013, December 31, 2012 and March 31, 2012, the average maximum additional capacity under these facilities was $10.8 billion, $11.3 billion and $12.1 billion, respectively.

We also hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. Total unencumbered student loans, net, comprised $12.5 billion of our unencumbered assets of which $10.8 billion and $1.7 billion related to Private Education Loans, net and FFELP Loans, net, respectively. At March 31, 2013, we had a total of $21.2 billion of unencumbered assets inclusive of those described above as sources of primary liquidity and exclusive of goodwill and acquired intangible assets.

The Bank’s ability to pay dividends is subject to the laws of Utah and the regulations of the FDIC. Generally, under Utah’s industrial bank laws and regulations as well as FDIC regulations, the Bank may pay dividends from its net profits without regulatory approval if, following the payment of the dividend, the Bank’s capital and surplus would not be impaired. While applicable Utah and FDIC regulations differ in approach as to determinations of impairment of capital and surplus, neither method of determination has historically required the Bank to obtain consent to the payment of dividends. For the quarters ended March 31, 2013, December 31, 2012 and March 31, 2012, the Bank paid dividends of $120 million, $75 million and $50 million, respectively.

For further discussion of our various sources of liquidity, such as the ED Conduit Program, the FFELP ABCP Facility, the Bank, our continued access to the ABS market, our asset-backed financing facilities, the lending agreement we entered into with the FHLB-DM and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2012.

The following table reconciles encumbered and unencumbered assets and their net impact on total tangible equity.

(Dollars in billions)	March 31, 2013	December 31, 2012	March 31, 2012
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$6.4	$6.6	$7.2
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.7	6.6	5.6
Tangible unencumbered assets(1)	21.2	21.2	20.9
Unsecured debt	(26.7)	(26.7)	(25.4)
Mark-to-market on unsecured hedged debt(2)	(1.5)	(1.7)	(1.7)
Other liabilities, net	(1.4)	(1.4)	(2.0)

Total tangible equity	$4.7	$4.6	$4.6

(1)	Excludes goodwill and acquired intangible assets.

(2)

At March 31, 2013, December 31, 2012 and March 31, 2012, there were $1.2 billion, $1.4 billion and $1.5 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

“Core Earnings” Basis Borrowings

The following table presents the ending balances of our “Core Earnings” basis borrowings.

	March 31, 2013			December 31, 2012			March 31, 2012
(Dollars in millions)	Short Term	Long Term	Total	Short Term	Long Term	Total	Short Term	Long Term	Total
Unsecured borrowings:
Senior unsecured debt	$2,778	$15,167	$17,945	$2,319	$15,446	$17,765	$2,192	$16,182	$18,374
Brokered deposits	1,170	2,782	3,952	979	3,088	4,067	1,455	1,957	3,412
Retail and other deposits	3,643	—	3,643	3,247	—	3,247	2,311	—	2,311
Other(1)	1,240	—	1,240	1,609	—	1,609	1,284	—	1,284

Total unsecured borrowings	8,831	17,949	26,780	8,154	18,534	26,688	7,242	18,139	25,381

Secured borrowings:
FFELP Loan securitizations	—	100,750	100,750	—	105,525	105,525	—	107,211	107,211
Private Education Loan securitizations	—	20,252	20,252	—	19,656	19,656	—	18,334	18,334
ED Conduit Program facility	6,967	—	6,967	9,551	—	9,551	18,539	—	18,539
FFELP ABCP Facility	—	5,114	5,114	—	4,154	4,154	—	5,459	5,459
Private Education Loan ABCP Facility	539	—	539	—	1,070	1,070	—	2,666	2,666
Acquisition financing(2)	—	576	576	—	673	673	—	856	856
FHLB-DM Facility	880	1,220	2,100	2,100	—	2,100	1,250	—	1,250

Total secured borrowings	8,386	127,912	136,298	11,651	131,078	142,729	19,789	134,526	154,315

Total “Core Earnings” basis	17,217	145,861	163,078	19,805	149,612	169,417	27,031	152,665	179,696
Hedge accounting adjustments	37	2,026	2,063	51	2,789	2,840	92	2,923	3,015

Total GAAP basis	$17,254	$147,887	$165,141	$19,856	$152,401	$172,257	$27,123	$155,588	$182,711

(1)	“Other” primarily consists of the obligation to return cash collateral held related to derivative exposure.

(2)	Relates to the acquisition of $25 billion of student loans at the end of 2010.

Transactions during the First-Quarter 2013

The following financing transactions have taken place in the first quarter of 2013:

Unsecured Financings:

•	January 28, 2013 — issued $1.5 billion senior unsecured bonds.

FFELP Financings:

•	February 14, 2013 — issued $1.2 billion FFELP ABS.

Private Education Loan Financings:

•	January 31, 2013 — issued $0.3 billion Private Education Loan subordinate ABS previously retained.

•	March 7, 2013 — issued $1.1 billion Private Education Loan ABS.

In first-quarter 2013, Sallie Mae paid a common stock dividend of $0.15 per share.

For the first-quarter 2013, Sallie Mae repurchased 10 million shares of common stock for $199 million.

On February 13, 2013, we sold the Residual Interest in a FFELP Loan securitization trust to a third party. We will continue to service the student loans in the trust under existing agreements. The sale removed student loan assets of $3.8 billion and related liabilities of $3.7 billion from our balance sheet. The gain from the transaction added $0.08 to our first-quarter 2013 GAAP and “Core Earnings” diluted earnings per share.

Transactions during the Second-Quarter 2013

On April 11, 2013, we sold the Residual Interest in a FFELP Loan securitization trust to a third party. We will continue to service the student loans in the trust under existing agreements. The sale will remove student loan assets of approximately $2.03 billion and related liabilities of approximately $1.99 billion from our balance sheet. The gain from the transaction will add approximately $0.13 to our second-quarter 2013 GAAP and “Core Earnings” diluted earnings per share.